Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE

Georgia Gulf Reports Q1 Financial Results

•                  Loss of $0.77 per diluted share from continuing operations

•                  Net loss of $1.01 per diluted share includes loss of $0.24 per share from discontinued operations

•                  Non-recurring items were $0.10 of the $1.01 loss per share

•                  Progress with synergy and improvement programs begins to impact financial statements, but overshadowed by influence of difficult market conditions

•                  Second quarter financial trends encouraging

Atlanta, Georgia – May 14, 2007 – Georgia Gulf today commented on financial results for its first quarter, ended March 31, 2007.

For the first quarter of 2007, Georgia Gulf reported net sales of $713.7 million compared to sales of $567.9 million in the first quarter of 2006.  The primary reason for the increase in sales was the acquisition of Royal Group, which was completed on October 3, 2006.  Royal Group contributed $214.1 million to net sales during the quarter, with legacy Georgia Gulf’s chemical sales contributing $499.6 million.

Georgia Gulf reported a net loss of $34.6 million or $1.01 per diluted share for the first quarter of 2007, compared to net income of $33.7 million or $0.98 per diluted share during the same quarter in the previous year.  Discontinued operations generated a loss of $0.24 per share, with a loss of $0.77 per share from continuing operations.

The loss from discontinued operations increased from $0.10 per share during the fourth quarter of 2006 to $0.24 per share during the first quarter of 2007, primarily as a result of actions taken to wind down the unprofitable window covering operations and Mexican operations.  At the end of the first quarter, all remaining window covering operations had been divested.  The Mexican facilities continue to operate, but are slated for disposition.  The sequential increase in losses from discontinued operations was also a result of a decision during the first quarter to dispose of unprofitable North American Royal Building Systems operations, which were divested in April 2007.

Non-recurring items totaled approximately $4.9 million or $0.10 per share during the first quarter.  Valuing Royal Group’s inventory at fair value as of the date of acquisition as required by purchase accounting standards accounted for approximately $2.0 million or $0.04 per share of the non-recurring items, with $1.9 million or $0.04 per share attributable to legal and professional fees, and $1.0 million or $0.02 per share associated with restructuring and other initiatives.

During the first quarter, financial results began to reflect cost reductions.  For example, Georgia Gulf recorded selling and administrative expenses of $58.1 million for the quarter, down from $63.0 million recorded during the fourth quarter of 2006.  The decrease is attributable to certain savings associated with synergies and improvements flowing from the Royal Group acquisition.  As previously announced, Georgia Gulf indicated that it expects annualized savings from synergy and improvement programs of $81 to $99 million in 2007.

During the first quarter, interest expense was $32.1 million, compared to interest expense of $40.7 million.   The reduction in interest expense is due to the write-off of unamortized loan costs of $3.0 million and bridge commitment fees of $2.3 million in the fourth quarter of 2006, as well as the reduction of debt through proceeds from divestitures of Royal Group’s non-core assets and sale and leaseback of certain Royal Group properties.  During the six month period ended March 31, 2007, the company successfully concluded divestitures providing total proceeds of approximately $295 million.

FIFO accounting for legacy chemical operations positively impacted earnings by approximately $0.12 per share during the first quarter of 2007.

“As expected, we recorded a significant loss in the first quarter, reflecting the very difficult market conditions that confronted our industry at the outset of the year,” commented Ed Schmitt, Georgia Gulf’s Chairman, President and CEO.  “While we have secured significant savings related to synergies and improvements flowing from the acquisition of Royal Group, these savings were overshadowed by the impact of difficult market conditions in the first quarter,” added Mr. Schmitt.

Chlorovinyls

In the Chlorovinyls segment, first quarter of 2007 sales declined to $329.6 million from $441.6 million during the first quarter of 2006.  The decline in sales dollars resulted from both lower sales volumes and lower selling prices.  Operating income declined to $14.6 million from $75.7 million during the same quarter in the prior year. During the quarter, industry prices for ethylene, which is the primary purchased raw material for the segment, fell by $0.06 per pound compared to the fourth quarter of 2006, and $0.11 per pound compared to the same quarter in the previous year. Soft operating rates continued to negatively impact profitability, with PVC resin industry operating rates being 87% during the first quarter, compared to 94% during the same quarter in the prior year.

Window & Door Profiles and Mouldings

In the Window & Door Profiles and Mouldings segment sales were $97.6 million for the first quarter of 2007, compared to $118.8 million recorded by Royal Group during the same quarter in the prior year.  The decline in sales dollars reflects difficult conditions in construction markets, with both sales volumes and selling prices down compared to the previous year.  The segment’s operating loss was $6.1 million for the first quarter of 2007, compared to an operating loss of $0.5 million recorded by Royal Group during the same quarter in the prior year.  The deterioration in the operating line performance is primarily the result of inefficiency associated with lower production volumes.

Outdoor Building Products

In the Outdoor Building Products segment sales were $107.6 million for the first quarter of 2007, compared to $130.2 million recorded by Royal Group during the same quarter in the prior year.  The decline in sales dollars reflects difficult conditions in construction markets, with both sales volumes and selling prices down compared to the previous year.  The segment reported an operating loss of $8.3 million for the first quarter of 2007, compared to an operating loss of $13.2 million recorded by Royal Group during the same quarter in the prior year.  The improvement is primarily the result of overhead cost control initiatives.

Aromatics

In the Aromatics segment sales increased to $178.9 million for the first quarter of 2007 from $126.3 million during the first quarter of 2006.  The increase in sales dollars resulted from both higher sales volumes and higher selling prices for all aromatics products.  Operating income was $5.3 million in the first quarter of 2007, compared to a loss of $5.0 million during the same quarter in the prior year. During the quarter, prices for benzene, which is a primary raw material cost component of the segment, fell by $0.10 per gallon compared to the fourth quarter of 2006 and increased by $0.85 per gallon compared to the same quarter in the previous year.  Industry operating rates for both phenol and cumene were 83% and 79%, respectively, which were roughly flat with the same quarter in the prior year.

Second Quarter Financial Trends Encouraging

Georgia Gulf’s chlorovinyls products, as well as its building and home improvement products have historically experienced higher levels of sales in both the second and third quarters of the year, with the first and fourth quarters of the year reflecting seasonally slower construction activity due to colder weather.  This year, we are again experiencing the usual seasonal up-tick for these product lines.

“We are beginning to see data points showing signs of demand stabilization, which we believe is occurring as a result of inventory replenishment throughout the chain, as well as sales of redesigned building and home improvement products, such as the Royal Carriage Series ™ of outdoor storage buildings,” noted Mr. Schmitt.

Industry sources expect that the Polyvinyl Chloride (PVC) industry’s operating rate will climb to 91 percent on average in the second quarter, up from 87 percent during the first quarter of 2007 and 76 percent during the fourth quarter of 2006.  Increasing capacity utilization rates should help create an environment for improved pricing.

“With improving sales activity, improving PVC resin pricing and the cost savings we have secured since acquiring Royal Group, we anticipate that Georgia Gulf will transition to modest earnings in the second and third quarters of 2007,” commented Mr. Schmitt.  “While 2007 will be a challenging year for Georgia Gulf given the sharp downturn in construction activity and additional debt service associated with the Royal Group acquisition, we are encouraged by the progress we are making with strategies to stimulate sales and cut costs.  Successful implementation of these strategies will leave us well positioned within the industry segments we serve in the months and years to come,” concluded Mr.Schmitt.

Conference Call

Georgia Gulf will discuss its first quarter earnings via teleconference and Webcast on Friday, May 18, 2007, at 10:00 AM ET.  To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international).  To access the teleconference via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=1555001. Playbacks will be available from 11:00 AM ET Friday, May 18, to midnight ET Friday, May 25.  Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international).  The conference call ID number is 1863008.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products.  The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, deck, fence and rail and outdoor storage buildings.  Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to difficulties in integrating the recently acquired business of Royal Group, Inc., uncertainties relating to Royal Group’s business and liabilities, uncertainties regarding asset sales, synergies, operating efficiencies and competitive conditions, future global economic conditions, economic conditions in the industries to which our products are sold, industry production capacity, raw materials and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2006.

CONTACT:

Mark Badger	Angie Tickle
Georgia Gulf Corporation	Georgia Gulf Corporation
Investor Relations	Investor Relations
905-264-0701/770-395-4555	770-395-4520

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
In Thousands	2007	2006

ASSETS

Cash and cash equivalents	$20,037	$9,641
Receivables, net of allowance	275,018	237,496
Inventories	357,108	339,405
Prepaid expenses	36,849	29,577
Income tax receivables	14,601	37,143
Deferred income taxes	33,513	30,664
Current assets held for sale	1,926	11,080

Total current assets	739,052	695,006

Property, plant and equipment, net	1,035,883	1,023,004
Goodwill	378,216	377,124
Intangible assets, net	89,850	88,361
Other assets, net	198,560	204,813
Non-current assets held for sale	10,188	69,919

Total assets	$2,451,749	$2,458,227

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$64,017	$32,495
Accounts payable	273,839	215,282
Interest payable	39,338	21,290
Accrued compensation	27,575	37,218
Liability for unrecognized tax benefits	96,660	88,338
Other accrued liabilities	68,481	97,428

Total current liabilities	569,910	492,051

Long-term debt, less current portion	1,411,727	1,465,639
Deferred income taxes	80,734	88,476
Other non-current liabilities	23,205	18,538
Stockholders’ equity	366,173	393,523

Total liabilities and stockholders’ equity	$2,451,749	$2,458,227

Common shares outstanding	34,396	34,390

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
In Thousands (except per share data)	2007	2006

Net sales	$713,696	$567,873

Operating costs and expenses
Costs of sales	663,557	488,885
Selling, general and administrative expenses	58,116	20,213
Total operating costs and expenses	721,673	509,098

Operating (loss) income	(7,977)	58,775
Interest expense, net	(32,075)	(4,337)
Foreign exchange gain	2,831	—

(Loss) income from continuing operations before income taxes	(37,221)	54,438
(Benefit) provision for income taxes	(10,711)	20,757

(Loss) income from continuing operations	(26,510)	33,681

Loss from discontinued operations, net of tax of $2,228	(8,061)	—

Net (loss) income	$(34,571)	$33,681

(Loss) earnings per share:
Basic:
(Loss) income from continuing operations	$(0.77)	$0.99
Loss from discontinued operations	(0.24)	—
Net (loss) income	$(1.01)	$0.99

Diluted:
(Loss) income from continuing operations	$(0.77)	$0.98
Loss from discontinued operations	(0.24)	—
Net (loss) income	$(1.01)	$0.98
Weighted average common shares:
Basic	34,309	34,048
Diluted	34,309	34,376

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
In Thousands	2007	2006

Cash flows from operating activities:
Net (loss) income	$(34,571)	$33,681
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	35,427	15,889
Foreign exchange gain	(2,714)	—
Deferred income taxes	(14,628)	(4,209)
Excess tax benefit related to stock plans	(770)	(302)
Stock based compensation	5,990	5,571
Change in operating assets, liabilities and other	10,483	16,810

Net cash (used in) provided by operating activities from continuing operations	(783)	67,440

Net cash provided by operating activities from discontinuing operations	398	—

Net cash (used in) provided by operating activities:	(385)	67,440

Cash flows from investing activities
Capital expenditures	(28,046)	(11,963)
Proceeds from sale of property, plant and equipment, assets held for sale and discontinued operations	65,802	—

Net cash provided by (used in) investing activities	37,756	(11,963)

Cash flows from financing activities:
Net change in revolving line of credit	26,928	(54,300)
Repayment of long-term debt	(146,137)	—
Proceeds from sale-leaseback financing	95,865	—
Proceeds from issuance of common stock	—	10
Purchase and retirement of common stock	(684)	(1,032)
Tax benefits from employee share-based exercises	—	1,421
Dividends paid	(2,779)	(2,748)

Net cash used in financing activities	(26,807)	(56,649)

Effect of exchange rate changes on cash and cash equivalents	(168)	—

Net change in cash and cash equivalents	10,396	(1,172)

Cash and cash equivalents at beginning of period	9,641	14,298

Cash and cash equivalents at end of period	$20,037	$13,126

GEORGIA GULF CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended
	March 31,
In Thousands	2007	2006

Segment net sales:
Chlorovinyls	$329,597	$441,600
Window & door profiles and mouldings products	97,550	—
Outdoor building products	107,625	—
Aromatics	178,924	126,273
Net sales	$713,696	$567,873

Segment operating (loss) income:
Chlorovinyls	$14,560	$75,700
Window & door profiles and mouldings products	(6,118)	—
Outdoor building products	(8,311)	—
Aromatics	5,348	(4,966)
Unallocated corporate expenses	(13,456)	(11,959)
Total operating (loss) income	$(7,977)	$58,775